Exhibit 21

Subsidiaries of Registrant:


BlowOut Video, Inc. an Oregon corporation.

formovies.com., an Oregon corporation.

LRC Inc., an Oregon corporation.

Mortco Inc., an Oregon corporation.

Orient Link Enterprises, a foreign corporation

PDF, Inc., an Oregon corporation.

Rentrak Canada, a foreign corporation.

Rentrak Europe BV, a foreign corporation.

Rentrak UK Limited, a foreign corporation.

RTK Kelly Limited a foreign corporation.

Streamlined Solutions, Inc., an Oregon corporation.

3PF.COM, Inc., a Delaware Corporation.

Transition Sports, Inc., a Utah Corporation.